Exhibit 4.57

EXECUTION COPY

Interactive Network, Inc.
6800 Broken Sound Parkway NW, Suite 100
Boca Raton, FL 33487

October 8, 2009

Via e-mail

To the Holders and Agent under the SPA
referred to below

Re:	Amendment No. 2 and Waiver to Securities Purchase Agreement relating to Interactive Network, Inc.

Ladies and Gentlemen:

We write this Amendment No. 2 and Waiver to Securities Purchase Agreement (this “Amendment and Waiver”) in connection with that certain Securities Purchase Agreement, dated as of December 6, 2007, among Interactive Network, Inc., a Nevada corporation (the “Issuer”), the “Senior Guarantors” and “Subordinated Guarantors” defined therein and party thereto, the “Holders” defined therein and party thereto and U.S. Bank National Association as administrative agent and collateral agent for the Holders (the “Agent”), as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of January 14, 2008 (as so amended, the “SPA”). Terms capitalized but not defined in this Amendment and Waiver have the respective meanings ascribed in the SPA.

1. Amendments to SPA. The SPA is hereby amended as follows:

          (a) All references to “Penthouse Media Group Inc.” and “PMGI” in the SPA are hereby deleted and replaced with “FriendFinder Networks Inc.” and “FFN”, respectively. All references to “PMGI Notes” are hereby deleted and replaced with “FFN Notes”.

          (b) Effective as of the Closing Date, the definition of “Consolidated Coverage Ratio” in Section 1.01 of the SPA is amended it its entirety to read as follows:

““Consolidated Coverage Ratio” means, with respect to the Issuer on any Determination Date, the ratio of:

          (a) Consolidated EBITDA for the applicable Measurement Period, to

          (b) (i) Consolidated Interest Expense of the Issuer during such Measurement Period plus (ii) dividends or distributions on or in respect of any Capital Stock of any Senior Obligor paid during such Measurement Period (except dividends or distributions paid to the Issuer or another Senior Obligor and to the extent permitted by Section 7.02(h)); provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable Measurement Period, to any acquisition, incurrence, permanent repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, acquisition, Asset Sale, or purchases of assets that were previously leased, at any time during or subsequent to such Measurement Period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

          (a) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire Measurement Period,

          (b) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable Measurement Period,

          (c) attributable to non-cash interest expense resulting from the amortization of the original issue discount on the Notes, the Seller Notes and the Second Lien Notes in accordance with GAAP shall be excluded from such computation (for the avoidance of doubt, interest paid in kind with respect to unsecured promissory notes issued to the Sellers in connection with the Various Acquisition shall be included in such computation), and

          (d) excludes any Amendment Fee and Waiver Fee provided in Sections 2 and 3 of Amendment No. 2 and Waiver to Securities Purchase Agreement dated as of October 8, 2009, so long as such Amendment Fee or Waiver Fee is not paid out of proceeds from the Qualified Initial Public Offering.

For purposes of calculating Consolidated EBITDA of the Issuer for the applicable Measurement Period,

          (a) any Person that is a Subsidiary on such Determination Date (or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Subsidiary at all times during such Measurement Period,

          (b) any Person that is not a Subsidiary on such Determination Date (or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Subsidiary at any time during such Measurement Period,

          (c) if any Senior Obligor shall have in any manner (i) acquired (including through an asset acquisition or the commencement of activities constituting such operating business), or (ii) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an asset acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clauses (a) through (g) of the definition of Consolidated Net Income; and

          (d) any Indebtedness incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so incurred, received and applied on the first day of such Measurement Period.”

          (c) Effective as of the Closing Date, the definition of “Consolidated EBITDA” in Section 1.01 of the SPA is hereby amended in its entirety to read as follows:

          ““Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period without regard to the proviso therein relating to reduction of Consolidated Interest Expense for Subsidiaries that are not Wholly-Owned Subsidiaries of the Issuer; (c) the reduction in revenue for fiscal years ended 2007 and 2008 resulting from adjusting deferred revenue for fair value in connection with the purchase accounting adjustments; and (d) depreciation, amortization and any other non-cash items for such period, less any non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, of the Issuer and its Subsidiaries, including without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP; provided that, if any Subsidiary is not a Wholly Owned Subsidiary of the Issuer, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated EBITDA attributable to such Subsidiary multiplied by (B) the percentage ownership interest in such Subsidiary not owned on the last day of such period by the Issuer or any of its Subsidiaries.”

          (d) The definition of “Consolidated Interest Expense” in Section 1.01 of the SPA is amended to include any Amendment Fee and Waiver Fee provided for in Sections 2 and 3 hereof.

          (e) The definition of “Excess Cash Flow” in Section 1.01 of the SPA is hereby amended in its entirety to read as follows:

          ““Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) all non-cash items of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period, plus (iii) the reduction in revenue for such period resulting from adjusting deferred revenue for fair value in connection with the purchase accounting adjustments, and less (iv) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, plus (v) all cash and non-cash VAT Liability items deducted in determining Consolidated Net Income for such period that relate to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008. For the avoidance of doubt, no payment of VAT Liability that relates to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008, irrespective of whether such payments are permitted by Section 7.02(q), shall be deducted in calculating Consolidated Net Income. For the further avoidance of doubt, (y) any refunds of VAT Liability payments made by any Governmental Authority, after any Obligor has deducted any funds required by law to be reserved for refunds to customers relating to transactions that have occurred on and after July 1, 2008, and (z) net cash proceeds (after attorney’s fees and expenses and any funds required by law to be reserved for refunds to customers) relating to any final nonappealable judgments of any successful prosecution of claims relating to VAT Liability against third parties corresponding to periods prior to July 1, 2008 relating to the activities of Various, Inc. or its Subsidiaries shall in each case be included in Excess Cash Flow.”

          (f) The definition of “Measurement Period” in Section 1.01 of the SPA is hereby amended by adding the following at the end thereof:

          “Notwithstanding the foregoing, for purposes of the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, the Measurement Period shall be the quarterly period most recently ended.”

          (g) The definition of “PMGI Notes” in Section 1.01 of the SPA is hereby amended in its entirety to read as follows:

          ““FFN Notes” means (i) FFN’s 15% Senior Secured Notes due 2010 in the initial aggregate principal amount of $5,000,000 issued pursuant to the Securities Purchase Agreement, dated as of August 28, 2006, by and among FFN, each Subsidiary of FFN listed as a guarantor therein, the holders of the securities listed therein, and the agent party thereto, as amended, (ii) FFN’s 15% Senior Secured Notes due 2010 in the initial aggregate principal amount of $33,000,000 issued pursuant to the Securities Purchase Agreement, dated as of August 17, 2005, by and among FFN, each Subsidiary of FFN listed as a guarantor therein, the holders of the securities listed therein, and the agent party thereto, as amended and (iii) the Subordinated Notes.”

          (h) In Section 1.01 of the SPA, the definition of “Qualified Initial Public Offering” is hereby amended by deleting the references to “Company” therein and inserting “FFN” in its place.

          (i) Section 1.01 of the SPA is hereby amended by the addition of the following definitions (in the appropriate alphabetical location of Section 1.01):

          ““Other Waivers” means collectively (i) that certain Third Amendment and Limited Waiver to the Securities Purchase Agreements relating to the FFN Notes (other than the Subordinated Notes), (ii) the amendment and waiver agreement with respect to the Subordinated Notes dated October 8, 2009 and (iii) the waiver from the holders of the Second Lien Notes, each as in effect as of the Second Amendment Effective Date.”

          ““Second Amendment Effective Date” means the date on which Amendment No. 2 and Waiver to Securities Purchase Agreement dated as of October 8, 2009, which amends this Agreement, became effective pursuant to its terms.”

          ““VAT” means value added tax and related interest, fines and penalties.”

          ““VAT Liability” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations, but excluding all such amounts arising in connection with pursuit of indemnification and other damages and remedies concerning the VAT Liability), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to payment of VAT by any Obligor.”

          ““Waiver Fees” means (i) a non-refundable waiver fee equal to 1.00% of the outstanding principal amount of the Notes on the date of the earlier of (a) consummation of a Qualified Initial Public Offering or (b) March 31, 2010 payable to the Holders of the Notes; and (ii) a non-refundable waiver fee equal to 1.00% of the outstanding principal amount of the Second Lien Notes on the date of the earlier of (a) consummation of a Qualified Initial Public Offering or (b) March 31, 2010 payable to the Holders of the Second Lien Notes; provided, however, that if the waiver fees with respect to the Notes are increased, the waiver fees with respect to the Second Lien Notes will be similarly increased.”

          (j) Section 2.04(b) of the SPA is hereby amended and restated in its entirety to read as follows:

                    “(b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of a Default or an Event of Default other than a Default or Event of Default which has been waived pursuant to Amendment No. 2 and Waiver to this Agreement dated as of October 8, 2009, the principal of, and all accrued and unpaid interest on, all Notes, fees, indemnities or any other Obligations of the Obligors under this Agreement and the other Note Documents, shall bear interest, from the date such Default or Event of Default occurred until the date such Default or Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.”

          (k) Section 2.04(e) of the SPA is hereby amended by deleting the following sentence “Interest at the applicable Post-Default Rate shall be payable on demand.” and replacing it with “Interest at the applicable Post-Default Rate shall be payable in cash on demand. For the avoidance of doubt, Defaults waived by Amendment No. 2 and Waiver to this Agreement dated as of October 8, 2009 shall not be subject to the Post-Default Rate.”

          (l) Section 2.07(a) of the SPA is hereby amended in its entirety to read as follows:

          “(a) On the 45th day (or the next succeeding Business Day if the 45th day is not a Business Day) after the end of each Fiscal Quarter ending prior to the Second Amendment Effective Date, or on the 35th day (or the next succeeding Business Day if the 35th day is not a Business Day) after the end of each Fiscal Quarter ending after the Second Amendment Effective Date, as applicable, in each case other than any Fiscal Quarter ending December 31 which repayment shall be governed pursuant to Section 2.07(b) below, the Issuer shall make principal payments on the Notes, commencing March 31, 2008, in an aggregate amount equal to 90% of the Excess Cash Flow (if any) of the Issuer and its Subsidiaries for such quarterly period. The Issuer will provide written notice to the Agent describing the amount of any payment to be made pursuant to this Section 2.07(a) no later than fifteen (15) days prior to the date any payment is required to be made pursuant to the terms hereof.”

          (m) The first paragraph of Section 2.07(b) is hereby amended in its entirety to read as follows:

          “(b) The Issuer shall make principal payments on the Notes in annual installments on the 45th day (or the next succeeding Business Day if the 45th day is not a Business Day) following the date set forth below (each such date, an “Installment Payment Date”), or on the 35th day (or the next succeeding Business Day if the 35th day is not a Business Day) following an Installment Payment Date occurring after the Second Amendment Effective Date, as applicable, commencing on December 31, 2008, in an aggregate amount equal to the greater of (x) 90% of the Excess Cash Flow (if any) of the Issuer and its Subsidiaries for the Fiscal Quarter most recently ended on December 31 and (y) the amount specified below for each such Installment Payment Date, less the aggregate amount of all repayments, if any, made in the immediately preceding three Fiscal Quarters pursuant to Section 2.07(a) above:

Installment Payment Date	Installment Amount

December 31, 2008	$25,733,763
December 31, 2009	$38,600,644
December 31, 2010	$51,467,526
Final Maturity Date	$141,535,696”

          (n) Section 2.07(e) of the SPA is hereby amended in its entirety to read as follows:

          “Not later than ten Business Days following the receipt of cash proceeds (after deduction of (i) underwriting discounts and commissions and (ii) unpaid out-of-pocket expenses of up to $11,000,000 less any amounts already paid or from time to time paid for expenses in connection with a Qualified Initial Public Offering under clauses (1) and (2) of Section 7.02(h)(c) hereof) from a Qualified Initial Public Offering, the Issuer shall (i) pay the Waiver Fees, if not already paid on March 31, 2010 in accordance with the definition of “Waiver Fees,” (ii) after payment of the Waiver Fees, prepay the Notes in an aggregate amount equal to 50% of the remaining cash proceeds received from such

Qualified Initial Public Offering at a redemption price of 115% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date, and (iii) to the extent there are remaining cash proceeds received from such Qualified Initial Public Offering, prepay as much as possible any remaining Notes, at a redemption price of 105% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date; provided that, notwithstanding the foregoing, if any holder of Notes foregoes its right to receive such prepayment, such funds must be used to prepay the other holders of Notes on a pro rata basis with 50% of such proceeds to be paid at a redemption price of 115% of the principal amount redeemed and the remaining 50% of such proceeds to be paid at a redemption price of 105% of the principal amount redeemed.”

          (o) Section 2.08 of the SPA is hereby amended by adding the phrase “Subject to the third paragraph of this Section 2.08,” at the beginning of the first paragraph and adding the following new paragraph at the end of Section 2.08: “The rights described in the foregoing two paragraphs of this Section 2.08 shall not commence until the consummation of a Qualified Initial Public Offering with gross proceeds to FFN of less than $25,000,000. In the event that FFN consummates a Qualified Initial Public Offering with gross proceeds to FFN of $25,000,000 or more, the rights described in the foregoing two paragraphs of this Section 2.08 shall terminate. The foregoing two sentences cannot be modified or deleted without the written consent of the holders of the Class B Notes.”

          (p) Section 5.02(f) of the SPA is hereby amended by adding the following at the end thereof:

          “If revenue generated from the credit card processing agreements referenced in the officer certificate at any time (measured at the end of each calendar month) accounts for less than 90% of the credit card processing revenue of the Issuer or any of its Subsidiaries, the Issuer shall within 30 days of such date, deliver additional credit card processing agreements to account for at least 90% of credit card processing revenue, together with a new certificate signed by an Authorized Officer of the Issuer and the Senior Guarantors certifying that the schedule of credit processing agreements attached to such certificate account for at least 90% of the credit card processing revenue of the Issuer and the Senior Guarantors.”

          (q) Section 7.01(a)(4) of the SPA is hereby amended by adding the following at the end thereof: “Such officer’s certificate shall contain an affirmative statement that no Default or Event of Default has occurred and is continuing with respect to Sections 7.02(a) and (q) or, if a Default or Event of Default existed, describing the nature and period of existence thereof and the action which the Obligors propose to take or have taken with respect thereto;”

          (r) Section 7.01(i)(2) of the SPA is hereby amended in its entirety to read as follows:

          “(2) Without limitation to Section 7.01(i)(1), (A) promptly notify the Agent of any material accounts established after the Closing Date that would have been required to be disclosed on Schedule 6.01(v) if they had been maintained as of the Closing Date, (B) cause to be promptly executed and delivered an Account Control Agreement relating to each new account required to be disclosed pursuant to the foregoing clause (A), except for the Accommodation Bank Accounts, as such term is defined below, and (C) take such other action reasonably requested by the Agent to maintain the validity, perfection and priority of the Holders’ Liens on such accounts, except for the Accommodation Bank Accounts (other than the Wells Fargo Bank Account listed on Schedule 7.01(u), to which this clause (C) does apply).”

          (s) Section 7.01(u) of the SPA is hereby amended in its entirety to read as follows:

          “(u) Accommodation Bank Accounts. Cause the following conditions to be met with respect to the bank accounts listed on Schedule 7.01(u) hereto (the “Accommodation Bank Accounts”):

(1)

Sweep all funds contained in the account of Wachovia Bank, National Association described on Schedule 7.01(u) to a Secured Obligor’s operating account that is subject to an effective Account Control Agreement at the following times: (i) at least once each calendar month following the Second Amendment Effective Date, and (ii) at such time as the account balance equals or exceeds $25,000, which sweep shall be the only means by which the account holder may deduct funds from this account. Following any sweep, a maximum of $2,500 may remain in the account and no sweep will be required if the account balance is not greater than $2,500;

(2)

Sweep all funds contained in each account of Bank of America described on Schedule 7.01(u) to a Secured Obligor’s operating account that is subject to an effective Account Control Agreement at the following times: (i) at least once each calendar month following the Second Amendment Effective Date, and (ii) at such time as the account balance of each such account equals or exceeds $25,000, which sweep shall be the only means by which the account holder may deduct funds from each such account. Following any sweep, a maximum of $2,500 may remain in each account and no sweep will be required if the account balance is not greater than $2,500;

(3)

Sweep all funds contained in the account of PayPal described on Schedule 7.01(u) to a Secured Obligor’s operating account that is subject to an effective Account Control Agreement at the following times: (i) at least once each calendar month following the Second Amendment Effective Date, and (ii) at such time as the account balance equals or exceeds $25,000, which sweep shall be the only means by which the account holder may deduct funds from this account. Following any sweep, a maximum of $2,500 may remain in the account and no sweep will be required if the account balance is not greater than $2,500;

(4)	Cause the aggregate account balances of the Dresdner Bank AG accounts described on Schedule 7.01(u) to remain below €35,000 at all times following the Second Amendment Effective Date;

(5)	Cause the Wells Fargo Bank account listed on Schedule 7.01(u) to be subject to an Account Control Agreement no later than sixty (60) days following the Second Amendment Effective Date; and

(6)	Cause the funds deposited into the ING EURO – Belgium account listed on Schedule 7.01(u) to be used solely to pay VAT Liability for Spain in a manner otherwise consistent with this Agreement.

          (t) Section 7.01(v) of the SPA is hereby amended in its entirety to read as follows:

          “(v) Board Composition. To the extent allowed by the national securities exchange on which FFN’s securities are listed, if applicable, FFN shall take reasonable steps to cause (i) to be nominated one designee of the Required Holders to the Board of Directors of FFN (and every committee thereof, except as set forth in this paragraph), which designee shall be (A) reasonably satisfactory to FFN so long as no Event of Default has occurred and is occurring or (B) upon the consummation of a Qualified Initial Public Offering, reasonably acceptable to FFN’s Nominating Committee of the Board of Directors and subject to compliance with the applicable national securities exchange regulations (the “Board Designee”) and (ii) one designee of the Required Holders to be permitted to attend all meetings of the Board of Directors of FFN (and every committee thereof, except as set forth in this paragraph) as an observer (the “Board Observer”). The Board of Directors of FFN will meet at least one (1) time per Fiscal Quarter. If the Board Designee has been designated, he or she will be entitled to receive copies of all materials distributed at all meetings of the Board of Directors of FFN. If the Board Observer has been designated, he or she will be entitled to receive copies of all materials distributed at all meetings of the Board of Directors of FFN (and every committee thereof, except as set forth in this paragraph). However, the Board Observer may be excused from any meeting of the Board of Directors or any committee thereof, and may be limited from receiving any board materials, upon the advice of FFN’s outside counsel and, among other things, will be subject to the same confidentiality requirements as if he or she were a Director. Upon election of the Board Designee, FFN will execute a customary form of indemnification agreement in favor of the Board Designee in his or her capacity as a director of FFN. At all times during the tenure of the Board Designee, FFN shall maintain a directors’ and officers’ liability insurance policy with coverage in an amount not less than $10,000,000 from financially sound and reputable insurers. FFN shall pay to the Board Designee the same compensation for his or her services as a director of FFN as the compensation, if any, paid to non-employee directors of FFN. Notwithstanding any of the foregoing, the Board Designee shall not be entitled to representation on FFN’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.”

          (u) Section 7.01(w) of the SPA is hereby amended in its entirety to read as follows:

          “(w) Back-Up Data Center. Cause a Back-Up Data Center to be established, completed and fully operational by March 31, 2009.”

          (v) Section 7.01 of the SPA is hereby amended by adding the following new clauses at the end thereof:

          “(x) Registration Statement. Cause the first Demand Registration Statement (as defined in the Registration Rights Agreement) to be filed in accordance with the Registration Rights Agreement no later than four months after the consummation of the Qualified Initial Public Offering and use its best efforts to cause the first Demand Registration Statement to be declared effective by the SEC no later than 180 days after the consummation of the Qualified Initial Public Offering. Notwithstanding the foregoing, the declaration of effectiveness of such Demand Registration Statement may be delayed to provide for any customary lock-up period and extension required by the underwriters of the Qualified Initial Public Offering, and such delay shall not constitute a breach of this covenant.

          (y) Landlord and Collocation Consents. No later than sixty (60) days after entering into a real property lease (including a production facility lease) (but in no event less than sixty (60) days after the Second Amendment Effective Date), use its commercially reasonable efforts to obtain a landlord consent, in form and substance satisfactory to the Required Holders, for each such real property lease. No later than sixty (60) days after entering into a service agreement concerning the collocation of servers, obtain a letter agreement, in form and substance satisfactory to the Required Holders, from each such new counterparty to a service agreement relating to such servers.

          (z) Application of Proceeds from VAT Refunds. Cause (i) any refunds or similar payments by Governmental Authorities of VAT corresponding to periods prior to July 1, 2008 relating to the activities of Various, Inc. or its Subsidiaries or (ii) net cash proceeds (after attorney’s fees and expenses and any funds required by law to be reserved for refunds to customers) relating to any final nonappealable judgments of any successful prosecution of claims relating to VAT Liability against third parties corresponding to periods prior to July 1, 2008 relating to the activities of Various, Inc. or its Subsidiaries to be treated as Excess Cash Flow.”

          (w) Section 7.02(a) of the SPA is hereby amended by adding the following at the end thereof: “Notwithstanding anything to the contrary set forth in this Agreement or any other Note Document, any Lien upon or with respect to any of the properties of any Obligor arising from, or in connection with, any VAT Liability shall constitute an immediate Event of Default, except for Liens that may be deemed to arise on frozen assets not exceeding €610,343 with respect to that certain Various, Inc. credit card processing account administered by Global Collect, NV located in the Netherlands.”

          (x) Section 7.02(h) of the SPA is hereby amended in its entirety to read as follows:

          “(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of its Capital Stock now or hereafter outstanding, (ii) make any payment pursuant to a guaranty by Issuer or any Subsidiary of the Issuer of any FFN Note or any Seller Note, (iii) repurchase, redeem, retire, defease, make any payment in respect of a sinking fund or similar payment, purchase or make any other acquisition for value, direct or indirect, of its Capital Stock or any direct or indirect parent of any Obligor, now or hereafter outstanding, (iv) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of its Capital Stock, now or hereafter outstanding, (v) return its Capital Stock to any shareholders or other equity holders of any Obligor or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (vi) except for transactions set forth on Schedule 7.02(h)(i) with respect to the Issuer and Schedule 7.02(h)(ii) with respect to FFN, hereto, pay any salaries, bonuses, management fees, or other form of compensation, fees or expenses (including the reimbursement thereof by any Obligor or its Subsidiaries) to any of its stockholders or other equityholders, Subsidiaries or Affiliates, or to any employees or family members thereof (collectively, “Restricted Payments”); provided, however, (a) in connection with the payment of any tax obligations of FFN pursuant to a consolidated tax return, the Issuer and any Subsidiary of the Issuer may make payments to FFN in such amounts equal to the tax obligations attributable to the operations of Issuer and such Subsidiaries of Issuer, (Schedule 7.02(h)(a) sets forth the true, correct and complete list of the amounts and dates of the payments made as of the Second Amendment Effective Date by the Issuer or its Subsidiaries under this clause (a), and also sets forth Obligors’ good faith estimate of such payments to be made after the Second Amendment Effective Date), (b) any Subsidiary of the Issuer may pay dividends to the Issuer or any Wholly-Owned Subsidiary of the Issuer, and any Subsidiary of FFN which is a Subordinated Guarantor and not a Subsidiary of the Issuer may pay dividends to FFN, and (c) provided that no Default or Event of Default is continuing or would result therefrom (except for defaults that have been waived by Amendment No. 2 and Waiver to Securities Purchase Agreement dated as of October 8, 2009), (1) the Issuer may make Restricted Payments described in clause (i) above to FFN in the amounts of not more than $6,000,000 during the first Fiscal Quarter of 2008 ($5,000,000 of which is to be used for general corporate purposes, including but not limited to the payment of fees and expenses incurred by FFN in connection with and related to the preparation and filing of registration statements for the public offering of securities of FFN and $1,000,000 of which shall be limited in use to payment of actual fees and expenses of third parties in connection with such public offering of FFN securities); (2) the Issuer or Various, Inc. may pay or make Restricted Payments to provide funds for FFN to pay the actual fees and expenses of third parties in connection with a Qualified Initial Public Offering up to and including the fourth Fiscal Quarter of 2009 in an aggregate additional amount not to exceed $5,000,000; and (3) the Issuer or Various, Inc. may make additional Restricted Payments to make cash interest payments on the FFN Notes and to pay operating expenses, in an aggregate amount not to exceed an amount per Fiscal Quarter commencing the second Fiscal Quarter of 2008 equal to $1,000,000 plus the Available Excess Cash Flow for the Fiscal Quarter most recently ended before an additional Restricted Payment is proposed to be made, and FFN shall be required to use the full amount of such Available Excess Cash Flow to make such cash interest payments; provided, however, that no $1,000,000 payments in this clause (3) shall be made if FFN is able to make cash interest payments on the FFN Notes and meet its other obligations for operating expenses (which operating expenses have been incurred in the ordinary course of business in an amount not to exceed 110% of historical levels over the preceding three fiscal quarters) without such $1,000,000 payments but with such Available Excess Cash Flow and net operating cash flow from FFN’s business operations.”

          (y) Section 7.02 of the SPA is hereby amended by adding a new clause (q) at the end thereof to read as follows:

          “(q) VAT Payments. Make any payments arising from, or in connection with, any VAT Liability (i) that was accrued prior to July 1, 2008, (ii) that is past due or (iii) that relates to any activities of Various, Inc. or its Subsidiaries prior to July 1, 2008, including in each case fees and penalties relating thereto, (A) in excess of $10,000,000 (inclusive of all such payments made prior to the Second Amendment Effective Date) in aggregate through the third Fiscal Quarter of 2010 or (B) in excess of $10,000,000 in aggregate from the fourth Fiscal Quarter of 2010 through June 30, 2011; provided that the payments permitted under the immediately preceding clause (A) shall in no event be paid with cash of the Obligors other than cash reimbursed with proceeds from the Working Capital Escrow Amount (as defined in the Various Acquisition Agreement) attributable to the VAT Liability (or for payments made prior to the Second Amendment Effective Date, reimbursed from the Working Capital Escrow Amount).”

          (z) Section 7.03(c) of the SPA is hereby amended in its entirety to read as follows:

          “(c) Consolidated Coverage Ratio. Permit the Consolidated Coverage Ratio during any period to be less than the amount specified for such period in Schedule 7.03(c); provided however, for the following Measurement Periods ending after the Second Amendment Effective Date, they shall be as follows:

i.	September 30, 2009	1.7 to 1.0

ii.	December 31, 2009	1.7 to 1.0

iii.	March 31, 2010	1.8 to 1.0

iv.	June 30, 2010	1.8 to 1.0

v.	September 30, 2010	1.8 to 1.0

vi.	December 31, 2010	1.8 to 1.0

vii.	March 31, 2011	2.0 to 1.0

viii.	June 30, 2011, and at the end of each Measurement Period thereafter	2.1 to 1.0”

          (aa) Section 7.03(e) of the SPA is hereby amended in its entirety to read as follows:

          “(e) Total Debt Ratio. Permit the Total Debt Ratio of the Issuer and its Subsidiaries during any period to be greater than the amount specified for such period in Schedule 7.03(e); provided however, for the following three month periods ending after the Second Amendment Effective Date, they shall be as follows:

i.	September 30, 2009	5.6 to 1.0

ii.	December 31, 2009	5.6 to 1.0

iii.	March 31, 2010	5.3 to 1.0

iv.	June 30, 2010	5.3 to 1.0

v.	September 30, 2010	5.3 to 1.0

vi.	December 31, 2010	5.3 to 1.0

vii.	March 31, 2011	4.8 to 1.0

viii.	June 30, 2011, and at the end of each Measurement Period thereafter	3.4 to 1.0”

          (bb) Section 9.01(c) of the SPA is hereby amended by (i) deleting “and (i)(2)” and inserting “, (i)(2) and (z)” in its place and (ii) deleting “and (l)” therein and inserting “(l) and (q)” in its place.

          (cc) Section 9.01 of the SPA is hereby amended by (i) deleting the “or” at the end of clause (o) thereof, (ii) deleting the period and adding “; or” at the end of the new clause (q) thereof, (iii) adding the following new clause (q) immediately after clause (p) thereof to read “if at any time the total VAT Liability of FFN, the Issuer or any Subsidiary of FFN or the Issuer that relates to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008 exceeds $45,416,000 plus accrued interest and penalties after June 30, 2009, exclusive of the effect of increases attributable to changes in exchange rates after June 30, 2009;” (iv) adding the following new clause (r) immediately after the new clause (q) thereof to read “if the gross proceeds from a Qualified Initial Public Offering are less than $100 million.” and (v) amending the phrase “clause (f) or (g)” in clause (i) of the last paragraph of Section 9.01 to read “clause (f), (g) or (i).”

          (dd) Schedule 7.01(u) attached hereto is hereby added as Schedule 7.01(u) to the SPA.

          (ee) Schedule 7.02(h)(a) attached hereto is hereby added as Schedule 7.02(h)(a) to the SPA.

          (ff) Schedule 7.02(h)(ii) is hereby deleted from the SPA and replaced with Schedule 7.02(h)(ii) attached hereto.

2. Amendment Fee. Issuer shall pay to the Agent on October 8, 2009 a non-refundable amendment fee of $3,994,343 which equals 2.00% of the outstanding principal amount of the Notes (the “Amendment Fee”), which fee shall be due and payable in cash upon the effective date of this Amendment and Waiver and shall be deemed fully earned on such date (it being understood that the Amendment Fee shall be in addition to any other fees payable under the SPA and to reimbursement of the fees and expenses of counsel to the Holders). Payment of the foregoing fee will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. The Amendment Fee shall be distributed by the Agent to the Holders ratably in proportion to the size of each Holder’s Pro Rata Share.

3. Waiver Fees. Issuer shall pay to the Agent the Waiver Fee (described in clause (i) of the definition of “Waiver Fees”) on the date of the earlier of (a) consummation of a Qualified Initial Public Offering or (b) March 31, 2010, as described in Section 2.07(e) of the SPA, as amended by this Amendment and Waiver (it being understood that such Waiver Fee shall be in addition to any other fees payable under the SPA and to reimbursement of the fees and expenses of counsel to the Holders). Payment of such Waiver Fee will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. Such Waiver Fee shall be distributed by the Agent to the Holders ratably in proportion to the size of each Holder’s Pro Rata Share based on its holdings as of the earlier of (i) the business day immediately prior to March 31, 2010 and (ii) the business day immediately prior to the consummation of a Qualified Initial Public Offering.

4. Limited Waivers. The undersigned, constituting the Required Holder under the SPA, hereby waives:

          (a) each of the covenants or other provisions or agreements identified on Exhibit 1 attached to this Amendment and Waiver, solely to the extent described on Exhibit 1. Each such respective waiver shall remain effective only if the Issuer complies with the applicable respective restated obligation (if any) specified therefor on Exhibit 1; and

          (b) any Default or Event of Default in connection with Sections 6.01(h), (i), (k), (m), (s), (aa), (ee), (ii), (jj), (kk), (mm), and (oo), 7.01(b), 7.03 and 9.01(n) of the SPA arising from, or in connection with, the incurrence or existence of any VAT Liability of FFN, the Issuer or any Subsidiary of FFN or the Issuer through the Second Amendment Effective Date (with no cure being required) that relates to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008.

          (c) The parties hereto agree and acknowledge that (i) for purposes of Section 9 of the Seller Note Subordination Agreement, the execution by U.S. Bank National Association of this Amendment and Waiver constitutes the prior written consent of the Senior Interactive Agent for purposes of Section 9 of the Seller Note Subordination Agreement with respect to the modifications as set forth in Exhibit D and as described in Exhibit E with respect to the Seller Notes, (ii) for purposes of Section 5.3(b) of the Interactive First Lien Intercreditor Agreement, the execution by U.S. Bank National Association of this Amendment and Waiver constitutes the prior written consent of the Senior Lien Collateral Agent for purposes of Section 5.3(b) of the Interactive First Lien Intercreditor Agreement with respect to the modifications set forth in the waiver from the holders of the Second Lien Notes dated as of the Second Amendment Effective Date (the “Second Lien Waiver”), (iii) the Required Holders of this Amendment and Waiver and the holders of the Second Lien Notes pursuant to the Second Lien Waiver in their capacity as Second Lien Claimholders consent to the modification of the Subordinated Notes for purposes of Section 5.5(b) of the PMGI Senior Lien Intercreditor Agreement (for the avoidance of doubt, the

Required Holders make no representation or warranty as to whether such consent is sufficient for purposes of Section 5.5(b) of the PMGI Senior Lien Intercreditor Agreement), and (iv) payment of the amendment and waiver fees pursuant to the Other Waivers, payment in kind of any interest on the Subordinated Notes or payment in kind of any interest to be paid pursuant to the modifications as set forth in Exhibit D and as described in Exhibit E with respect to the Seller Notes are not subject to the payment subordination provisions of Section 4.1 of the PMGI Senior Lien Intercreditor Agreement or Section 4.1 of the Interactive First Lien Intercreditor Agreement; provided, for the avoidance of doubt, that no interest on the Subordinated Notes or the Seller Notes will be paid in cash until the prior repayment in full in cash of the Notes.

5. Most Favored Nation Provision. It is understood that the Obligors contemplate entering into the Other Waivers. Except with regard to the Amendment Fee and Waiver Fee set forth in Sections 2 and 3 hereof vis a vis (i) the amendment fees and/or the waiver fees provided for in Section 4 of the Third Amendment and Limited Waiver to the Securities Purchase Agreements relating to the FFN Notes (other than the Subordinated Notes) and (ii) the amendment fee provided in the amendment and waiver agreement with respect to the Subordinated Notes dated October 8, 2009, in the event that the language or provisions of the Other Waivers with respect to a provision common to, or covering the same subject matter as, both the SPA and the financing agreement relating to the Other Waivers executed in connection with the Other Waivers is more favorable to the holders of such financing agreement than is the corresponding restated obligation to the Holders under this Amendment and Waiver, such more favorable restated obligation shall supersede and be deemed substituted for such corresponding Amendment and Waiver obligation herein for the benefit of all Holders under the SPA.

6. Representations and Warranties of the Issuer. To induce the Holders to enter into this Amendment and Waiver, the Issuer hereby represents and warrants to each Holder as follows:

          (a) The Issuer’s Due Organization, Power and Authority, Etc. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, having full power and authority (i) to own its properties and to carry on its business as presently conducted and as proposed to be conducted, (ii) to execute and deliver this Amendment and Waiver and (iii) to consummate the other transactions contemplated hereby. The Issuer is duly qualified to transact business and is validly existing and in good standing in each jurisdiction in which the failure so to qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Binding Obligations. All corporate action on the part of the Issuer and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Amendment and Waiver and the performance of all obligations of the Issuer hereunder has been taken. This Amendment and Waiver has been duly executed and delivered by the Issuer. This Amendment and Waiver constitutes the valid, legal and binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

          (c) VAT Payments. Attached hereto as Schedule 1 is a true, correct and complete disclosure of all payments made by any Obligor to any Governmental Authorities in connection with any VAT Liability of FFN, the Issuer or any Subsidiary of FFN or the Issuer through the Second Amendment Effective Date (including a breakdown of (i) all such payments of VAT Liability relating to activities prior to July 1, 2008, (ii) all such payments of VAT liability relating to activities after July 1, 2008 and (iii) a reasonably detailed description of the Obligors’ good faith estimate of its VAT liability relating to activities prior to July 1, 2008).

          (d) FriendFinder (Switzerland) AG. Pursuant to that certain Friendfinder (Switzerland) AG Share Sale and Purchase Agreement, by and between Various, Inc. and Translex International Ltd. (“Translex”), effective date October 27, 2008, Various, Inc. sold the outstanding shares of FriendFinder (Switzerland) AG to Translex for the purchase price of CHF 1.00, payable in cash. Other than cash in FriendFinder (Switzerland) AG’s bank account not exceeding U.S. $30,000, which was paid to Various, Inc., FriendFinder (Switzerland) AG had no assets of greater than nominal value immediately prior to transfer of the shares in FriendFinder (Switzerland) AG to Translex.

          (e) Terminated Subsidiaries. The Board of Directors of FFN has determined that the preservation of each of FriendFinder Processing (India) Private Limited and FriendFinder (Switzerland) AG is no longer necessary or desirable in the conduct of the business of FFN and its Subsidiaries. In addition, each of Streamray Processing Philippines, Inc. and FriendFinder Processing Philippines, Inc. has expired pursuant to the terms of its organizational documents. Each of FriendFinder Processing (India) Private Limited, FriendFinder (Switzerland) AG, Streamray Processing Philippines, Inc. and FriendFinder Processing Philippines, Inc. (together, the “Terminated Subsidiaries”) has been dissolved, divested, sold or expired and had either no assets or nominal assets at the time of such dissolution, divestiture, sale or expiration.

7. Effectiveness of Amendment and Waiver. This Amendment and Waiver shall become effective only upon the satisfaction or waiver by the Required Holders of all of the following conditions precedent:

          (a) Agent shall have received this Amendment and Waiver, duly executed and delivered by the Issuer, the Required Holders and the Guarantors;

          (b) Payment by the Issuer of all accrued fees and expenses due and payable on the date hereof (including, without limitation, legal fees and expenses of counsel to the Agent and the Holders), and, to the extent invoiced, reimbursement or other payment of out-of-pocket expenses required to be reimbursed or paid by the Issuer hereunder or under any other Funding Document;

          (c) Required Holders shall have received, or shall be simultaneously receiving, the Other Waivers and the letter agreement between the Issuer, the holders of the Seller Notes, and the other parties thereto, in the form attached hereto as Exhibit E, in form and substance satisfactory to the Required Holders;

          (d) Agent shall have received payment of the Amendment Fee provided in Section 2 above;

          (e) Issuer shall have delivered to Agent an updated copyright schedule as of August 1, 2009;

          (f) The Registration Rights Agreement shall have been amended to effectuate the provisions of 7.01(x) of the SPA, as amended hereby;

          (g) Any necessary consents have been obtained to use the proceeds of a Qualified Initial Public Offering in accordance with the terms of this Amendment and Waiver;

          (h) The letter agreement, dated the date hereof, relating to the representations and warranties and covenants of FriendFinder GmbH, a German corporation, shall have been executed and delivered by the parties thereto;

          (i) The Obligors shall have received confirmation from its independent accountant that upon the effectiveness of the Amendment and Waiver and the Other Waivers, any going concern qualifications in the Obligors’ 2008 audited financials will be removed;

          (j) Agent shall have received evidence reasonably satisfactory to Holders that there are sufficient funds in the Working Capital Escrow Amount that will be released to Issuer to reimburse Issuer for payments for VAT Liability to Governmental Authorities already made, and to reimburse additional VAT Liability amounts through September 30, 2010, in an aggregate amount of $10,000,000;

          (k) The receipt by the Required Holders of a certificate or certificates (i) executed by a duly authorized officer of the Issuer attaching true and complete copies of resolutions or a written consent of the board of directors of the Issuer authorizing the execution, delivery and performance of this Amendment and Waiver, (ii) executed by a duly authorized officer of FFN attaching true and complete copies of resolutions or written consents of the board of directors of FFN and the Guarantors listed on Schedule 3 hereto authorizing the execution, delivery and performance of this Amendment and Waiver; provided, however, that no later than 60 days after the Second Amendment Effective Date, FFN shall provide a certificate or certificates of a duly authorized officer of FFN (the “Additional Officer’s Certificate”) attaching true and complete copies of resolutions or a written consent of the board of directors of the Guarantors listed on Schedule 4 hereto authorizing the execution, delivery and performance of this Amendment and Waiver, (iii) executed by a duly authorized officer of FFN attaching true and complete copies of written consents of the requisite stockholders of FFN consenting to the amendment and restatement of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of FFN substantially in the form of Exhibit C-1 attached hereto and the amendment and restatement of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of FFN substantially in the form of Exhibit C-2 attached hereto, and (iv) executed by a duly authorized officer of each of the Obligors certifying that all deposit accounts and securities accounts are subject to Account Control Agreements in favor of the Collateral Agent, except for the Accommodation Bank Accounts;

          (l) The receipt by the Required Holders of a certificate executed by Obligors certifying that they have delivered credit card notification letter agreements to the Collateral Agent that account for at least 90% of the current credit card processing revenue;

          (m) The receipt by the Agent (with a copy to the Holders) of an opinion of counsel (which may constitute more than one opinion of counsel) in form and substance satisfactory to the Holders to the effect that this Amendment and Waiver has been duly authorized, executed and delivered by the Issuer and FriendFinder Networks Inc. and constitute valid and binding obligations of the Issuer and FriendFinder Networks Inc., enforceable in accordance with their respective terms (subject to customary exceptions); and

          (n) The simultaneous consummation of the transactions contemplated by those certain letter agreements, each dated October 8, 2009, among Marc H. Bell, Staton Family Investments, Ltd., Florescue Family Corporation and certain holders of equity securities of FFN, pertaining to the purchase and sale of such equity securities on the terms set forth therein.

8. Affirmation of Obligations. Each Obligor hereby ratifies, affirms and confirms all of the Funding Documents and each and every Obligation, covenant and agreement of such Obligor thereunder in all respects, except as otherwise expressly modified or waived by this Amendment and Waiver upon the terms set forth herein. In addition, each Obligor hereby represents and warrants that, as of the date hereof, no counterclaim, right of set-off, claim or defense of any kind exists or is outstanding with respect to any of the Obligations or against any of the Holders. Each Guarantor hereby agrees and acknowledges that such Guarantor’s guarantee of all Obligations of the Issuer under the Note Documents remains and continues in full force and effect and is hereby ratified and reaffirmed in all respects.

9. Miscellaneous.

          (a) Agent Authorized and Directed to Act. By their signatures below, the Required Holders hereby authorize and instruct the Agent (i) to execute, deliver and perform its duties under the documents set forth in Section 7(a) hereof to which it is a party and (ii) to take all other actions reasonable or necessary to accomplish or document any of the waivers contemplated by this Amendment and Waiver. The recitals contained herein shall be taken as the statements of the other parties hereto, and the Agent assumes no responsibility for their correctness. The Agent makes no representation as to the validity or sufficiency of this Amendment and Waiver or the satisfaction of the conditions listed in Effectiveness of Amendment and Waiver in Section 7 hereof.

          (b) Headings. Section and subsection headings in this Amendment and Waiver are included herein for convenience of reference only and shall not constitute a part of this Amendment and Waiver for any other purpose or be given any substantive effect.

          (c) Funding Documents Ratified. Except as expressly set forth herein, this Amendment and Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holders under the SPA, the Security Documents or any other Funding Documents; or be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the SPA, the Security Documents or any other Funding Documents, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

          (d) Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Amendment and Waiver shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Amendment and Waiver.

          (e) Funding Documents. From and after the Second Amendment Effective Date, this Amendment and Waiver shall be considered a Funding Document for all purposes of the SPA and the other Funding Documents, entitled to all of the benefits and protections thereof, and all references to the Funding Documents shall thereafter be construed to include this Amendment and Waiver.

          (f) Applicable Law. THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

          (g) Counterparts. This Amendment and Waiver may be executed via facsimile or e-mail, and in counterparts, all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

[signature page]

Very truly yours,

ISSUER:

INTERACTIVE NETWORK, INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

SUBORDINATED GUARANTORS:

FRIENDFINDER NETWORKS INC.

GENERAL MEDIA ART HOLDING, INC.

GENERAL MEDIA COMMUNICATIONS, INC.

GENERAL MEDIA ENTERTAINMENT, INC.

GMCI INTERNET OPERATIONS, INC.

GMI ON-LINE VENTURES, LTD.

PENTHOUSE CLUBS INTERNATIONAL  ESTABLISHMENT

PENTHOUSE IMAGES ACQUISITIONS, LTD.

WEST COAST FACILITIES INC.

PMGI HOLDINGS INC.

PURE ENTERTAINMENT
TELECOMMUNICATIONS, INC.

By:    /s/ Paul Asher

Name:

Paul Asher

Title:

Secretary

PENTHOUSE FINANCIAL SERVICES N.V.

By:    /s/ Daniel C. Staton

Name:

Daniel C. Staton

Title:

Director

[Signature Page to Amendment No. 2 and Waiver to Securities Purchase Agreement]

PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.

VIDEO BLISS, INC.

DANNI ASHE, INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

SNAPSHOT PRODUCTIONS, LLC

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

TAN DOOR MEDIA INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

[Signature Page to Amendment No. 2 and Waiver to Securities Purchase Agreement]

SENIOR GUARANTORS:

VARIOUS, INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

GLOBAL ALPHABET, INC.

SHARKFISH, INC.

TRAFFIC CAT, INC.

BIG ISLAND TECHNOLOGY GROUP, INC.

FASTCUPID, INC.

MEDLEY.COM INCORPORATED

PPM TECHNOLOGY GROUP, INC.

FRIENDFINDER CALIFORNIA INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

FRIENDFINDER PROCESSING LTD.

By:    /s/ Daniel C. Staton

Name:

Daniel C. Staton

Title:

Chief Financial Officer

FRIENDFINDER UNITED KINGDOM LTD.

By:    /s/ Paul Asher

Name:

Paul Asher

Title:

Director

STREAMRAY, INC.

By:    /s/ Daniel C. Staton

Name:

Daniel C. Staton

Title:

Chief Financial Officer

[Signature Page to Amendment No. 2 and Waiver to Securities Purchase Agreement]

CONFIRM ID, INC.

FRNK TECHNOLOGY GROUP

TRANSBLOOM, INC.

STREAMRAY INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

STREAMRAY PROCESSING LTD.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Attorney

STREAMRAY STUDIOS INC.

By:    /s/ Ezra Shashoua

Name:

Ezra Shashoua

Title:

Chief Financial Officer

VENTNOR ENTERPRISE LIMITED

By:    /s/ Paul Asher

Name:

Paul Asher

Title:

Director

WIGHT ENTERPRISE LIMITED

By:    /s/ Paul Asher

Name:

Paul Asher

Title:

Director

[Signature Page to Amendment No. 2 and Waiver to Securities Purchase Agreement]

ACCEPTED AND AGREED

REQUIRED HOLDER:

SATELLITE SENIOR INCOME FUND, LLC

By:

Satellite Asset Management, L.P.

/s/ Simon Raykher

By:

Name:  Simon Raykher

Title:    General Counsel & Principal

AGENT:

U.S. BANK NATIONAL ASSOCIATION,

As Administrative Agent and Collateral Agent

By:  /s/ Kathy L. Mitchell

Name:  Kathy L. Mitchell

Title:    Vice President

[Signature Page to Amendment No. 2 and Waiver to Securities Purchase Agreement]

EXHIBIT 1: Specified Waivers

The descriptions of SPA Sections and other agreements referenced herein are summaries and do not purport to include every element of the referenced Section. To the extent that SPA Sections are listed, they shall be waived in their entirety (subject to the Restated Obligation (if any)) solely with respect to the breach described herein, and no summary of the provisions in such Section shall be construed to limit the scope of such waiver.

	Obligation Waived	Restated Obligation (if any)

1.

The obligations (i) pursuant to SPA Section 7.01(a)(2) to deliver items required for the 2007 and 2008 Fiscal Years, respectively, within 90 days after the end of the 2007 and 2008 Fiscal Years, respectively, and (ii) pursuant to SPA Section 7.01(a)(4) to deliver officer’s certificates for the Fiscal Quarters ended March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009.

Issuer must deliver all such items for the 2007 and 2008 Fiscal Years and the Fiscal Quarters ended March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009 on or before 5 days after the effectiveness of this Amendment and Waiver.

2.

Solely with respect to matters waived by this Amendment and Waiver, the obligation pursuant to SPA Section 7.01(a)(6) to deliver as soon as possible, and in any event within three (3) days after the occurrence of an Event of Default or Default, event or development that could have a Material Adverse Effect and the action which the affected Obligor proposes to take with respect thereto.

None.

3.

Solely as concerns the respective legal entity name changes for Penthouse Media Group Inc. to FriendFinder Networks Inc. and for its indirect wholly-owned subsidiary FriendFinder Network, Inc. to FriendFinder California Inc., the obligation pursuant to SPA Section 7.01(a)(12) to provide, no later than 30 days before such change becomes effective, all information relating to any change of name, organizational structure or jurisdiction or organization of any Obligor or the obligation pursuant to SPA Section 7.02(l)(iii) not to amend the certificates of incorporation related to such name changes.

Not applicable.

	Obligation Waived	Restated Obligation (if any)

4.

Solely as concerns the legal entity name change from PMGI to FriendFinder Networks Inc., the obligation pursuant to Parent Security and Pledge Agreement Section 4 to not change its name, organizational structure or jurisdiction of organization in any manner, without providing at least 15 days’ prior written notice to Agent.

None.

5.

Solely as concerns the legal entity name change from FriendFinder Network, Inc. to FriendFinder California Inc., the obligation pursuant to the Issuer Security and Pledge Agreement Section 4 to not change its name, organizational structure or jurisdiction of organization in any manner, without providing at least 15 days’ prior written notice to Agent.

None.

6.

Solely as concerns the amendment and restatement of the articles of incorporation of FFN substantially in the form of Exhibit A attached hereto (and the filing thereof with the Nevada Secretary of State) in connection with the consummation of a Qualified Initial Public Offering, any obligation of any Obligor pursuant to SPA Section 7.02(l)(iii).

Not applicable.

7.

Solely as concerns the prospective changes to effect a reverse stock split of the Series A Convertible Preferred Stock of FFN, a reverse stock split of the Series B Convertible Preferred Stock of FFN and a reverse stock split of the Common Stock of FFN, each in the range of 15:1 to 25:1, as determined by the Board of Directors of FFN to be in the best interests of FFN in connection with the consummation of a Qualified Initial Public Offering, any obligation of any Obligor pursuant to SPA Section 7.02(l)(iii).

Not applicable.

8.

Solely as concerns the amendment and restatement of the bylaws of FFN substantially in the form of Exhibit B attached hereto in connection with the consummation of a Qualified Initial Public Offering, any obligation of any Obligor pursuant to SPA Section 7.02(l)(iii)(A).

Not applicable.

	Obligation Waived	Restated Obligation (if any)

9.

Solely as concerns (i) the amendment and restatement of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of FFN substantially in the form of Exhibit C-1 attached hereto (and the filing thereof with the Nevada Secretary of State), or if all shares of Series A Convertible Preferred Stock of FFN have been converted into common stock of FFN, the withdrawal of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of FFN and (ii) the amendment and restatement of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of FFN substantially in the form of Exhibit C-2 attached hereto (and the filing thereof with the Nevada Secretary of State), or, if all shares of Series B Convertible Preferred Stock of FFN have been converted into common stock of FFN, the withdrawal of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of FFN, in each case in connection with the consummation of a Qualified Initial Public Offering, any obligation of any Obligor pursuant to SPA Section 7.02(l)(iii).

Not applicable.

10.

The obligation pursuant to SPA Section 5.02(b) to deliver within 60 days after the Closing Date for each Non-Obligor the documents contemplated by Section 5.01(f)(2), (3), (7), (8), (9), (10) and (18), together with (i) a copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Obligor certified as of a date not more than 30 days prior to the Closing Date by an appropriate official of the jurisdiction of organization of such Non-Obligor which shall set forth the

Obligation deemed timely fulfilled.

	Obligation Waived	Restated Obligation (if any)

same complete name of such Non-Obligor as is set forth herein and the organizational number of such Non-Obligor, if an organized number is issued in such jurisdiction and (ii) a certificate of an officer of each Non-Obligor attaching a copy of the by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of such Non-Obligor, together with all amendments thereto.

11.	The obligation pursuant to SPA Section 5.02(c) to deliver Account Control Agreements.	See Section 7.01(u).

12.	The obligation pursuant to SPA Section 5.02(d) to deliver the foreign senior guarantor perfection certificate within 75 days of the Closing Date.	Obligation deemed timely fulfilled.

13.	The obligation pursuant to SPA Section 5.02(e) to deliver the FFN perfection certificate within 90 days of the Closing Date.	Obligation deemed timely fulfilled.

14.

The obligation pursuant to SPA Section 5.02(f) to deliver letter agreements concerning credit card processing agreements and an officer certificate within 90 days after the Closing Date, and to deliver letter agreements concerning new credit card processing agreements within 150 days after the Closing Date.

Obligation deemed timely fulfilled.

15.

Solely with respect to the leased locations at 445 Sherman Avenue, Palo Alto, CA 94306, 260 Sheridan Avenue, Palo Alto, CA 94306 and 5258 South Eastern Avenue, Las Vegas, Nevada 89119, the obligation pursuant to SPA Section 5.02(g)(i) to deliver landlord consents within 90 days after the Closing Date.

Obligation deemed timely fulfilled. Company shall make commercially reasonable efforts for a period not to exceed 45 days after the Second Amendment Effective Date to obtain landlord waivers for (i) 20 Broad Street, New York lease on substantially the same terms as the landlord waiver previously obtained for 2 Penn Plaza lease, and (ii) the 19749 Dearborn Street, Chatsworth, CA 91311 lease on terms reasonably acceptable to Agent.

	Obligation Waived	Restated Obligation (if any)

16.

The obligation pursuant to SPA Section 7.01(j) with respect to notice to Agent of any change in the location of any Collateral in connection with the leased locations at 220 Humboldt Ct., Sunnyvale, CA 94089 and 19749 Dearborn Street, Chatsworth, CA 91311.

Obligation deemed timely fulfilled.

17.

Solely with respect to Obligors FriendFinder United Kingdom Ltd., Streamray Processing Ltd., Tan Door Media Inc., Streamray Studios Inc., Wight Enterprise Limited and Ventnor Enterprise Limited, the obligation pursuant to SPA Sections 7.01(i) to execute, acknowledge and deliver certain documents as the Agent may reasonably require and notify the Agent of certain accounts, deliver Account Control Agreements relating thereto and take action to maintain the liens on such accounts and 7.01(m) to execute the Guaranty, pursuant to a joinder agreement, and deliver an opinion of counsel to the Agent within 10 Business Days of the date on which it was acquired or created.

Obligation deemed timely fulfilled.

18.

Solely with respect to FriendFinder Processing (India) Private Limited, FriendFinder GmbH, Streamray Processing Philippines, Inc., FriendFinder Processing Philippines, Inc. and FriendFinder (Switzerland) AG, the obligation pursuant to SPA Section 7.01(i) to execute, acknowledge and deliver certain documents as the Agent may reasonably require and notify the Agent of certain accounts, deliver Account Control Agreements relating thereto and take action to maintain the liens on such accounts and SPA Section 7.01(m) to execute the Guaranty, pursuant to a joinder agreement, and deliver an opinion of counsel to the Agent within 10 Business Days of the date on which it was acquired or created.

None, based on the representations of the Obligors that FriendFinder Processing (India) Private Limited, Streamray Processing Philippines, Inc. and FriendFinder Processing Philippines, Inc. have each been dissolved and FriendFinder (Switzerland) AG has been sold pursuant to Section 6(e) hereof and in the letter agreement delivered pursuant to Section 7(h) hereof with respect to FriendFinder GmbH.

19.	SPA Sections 7.01(i) and (m) with respect to all accounts listed on Schedule 7.01(u), up to the Second Amendment Effective Date.	None.

	Obligation Waived	Restated Obligation (if any)

20.	The obligation pursuant to SPA Section 5.02(g)(ii) to deliver letter agreements within 90 days after the Closing Date.	Obligation deemed timely fulfilled.

21.	As to the Fiscal Quarters ended March 31, 2008 and September 30, 2008, respectively, the obligation under SPA Section 7.01(v) to have held a meeting of the Board of Directors of FFN.	None.

22.

SPA Section 7.02(l) as it relates to the Other Waivers and the amendment and waiver agreements with respect to the Subordinated Notes dated December 19, 2008 and March 20, 2009 (provided that such waiver is given with respect to the Subordinated Notes amendment and waiver agreement dated December 19, 2008, only provided that the amendment fee described therein has been amended and restated pursuant to the Other Waiver pertaining to the Subordinated Notes to provide that such fee will be paid in additional Subordinated Notes).

None.

23.

SPA Sections 7.02(b), 7.02(l), 7.03(e) and 7.03(f) as they relate to (i) the payment of the amendment fee in Section 4 of the Third Amendment and Limited Waiver to the Securities Purchase Agreements relating to the FFN Notes (other than the Subordinated Notes) dated October 8, 2009 and (ii) the amendment fee provided in the amendment and waiver agreement with respect to the Subordinated Notes dated October 8, 2009, which amendment fees described in (i) and (ii) above are to be paid in additional Indebtedness.

None.

24.

SPA Section 7.02(l) as it relates to the amendment and restatement of the Seller Note substantially in the form attached hereto as Exhibit D (which, for the avoidance of doubt, shall not permit the granting of any security

None.

	Obligation Waived	Restated Obligation (if any)

interests with respect to the Seller Note until the Notes have been repaid in full in cash) and SPA Sections 7.02(b) and 7.03(e) solely to the extent that (i) the adjustment in principal amount reflected in the amendment and restatement of the Seller Note or (ii) any adjustment in principal amount made in accordance with Section 4(a) of the letter agreement, dated October 8, 2009, between the Issuer, the holders of the Seller Notes, and the other parties thereto, in the form attached hereto as Exhibit E, constitutes an increase in Indebtedness.

25.

Solely as concerns the payments made to Bell & Staton, Inc., or any of its affiliates, in 2007, 2008 and 2009 as described on Schedule 2-A hereto, any obligation of any Obligor pursuant to SPA Section 7.02(h) not to make payments except as set forth on Schedule 7.02(h)(i) and Schedule 7.02(h)(ii) and pursuant to SPA Section 7.02(j) not to make payments to Affiliates other than permitted by SPA Section 7.02(h), to the extent that the management payments listed on Schedule 2-A were made during the continuance of an event of default under the FFN Notes (except for the Subordinated Notes).

None.

26.

Solely as concerns the payments made to Hinok Media Inc. (and payments made to YouMu, Inc. in lieu of Hinok Media Inc. in violation of Section 10 of the Independent Contractor Agreement, dated September 21, 2007, between Hinok Media Inc. and Various, Inc. which prohibits such assignment) and Legendary Technology Inc. set forth on Schedule 2-B hereto, any obligation of any Obligor pursuant to SPA Section 7.02(h) not to make payments to any stockholder or equity holder except as set forth on Schedule 7.02(h)(i) and Schedule 7.02(h)(ii) and pursuant to SPA Section 7.02(j) not to enter into transactions with Affiliates other than permitted by SPA Section 7.02(h).

None.

	Obligation Waived	Restated Obligation (if any)

27.

Solely as concerns the entry by FFN into agreements with each of Marc H. Bell, Daniel C. Staton, Andrew Conru and Lars Mapstead or their affiliates as described in Section 7 of the letter agreement, dated October 8, 2009, between the Issuer, the holders of the Seller Notes, and the other parties thereto, in the form attached hereto as Exhibit E, any obligation of FFN pursuant to SPA Section 7.02(j) not to enter into transactions with Affiliates other than permitted by SPA Section 7.02(h); provided, for the avoidance of doubt, that no payments of any kind under such agreements will be made until the prior repayment in full in cash of the Notes.

None.

28.

Solely as it concerns frozen assets not exceeding €610,343 with respect to that certain Various, Inc. credit card processing account administered by Global Collect, NV located in the Netherlands, an obligation of any Obligor not to create, incur, assume or suffer to exist any Liens other than permitted by SPA Section 7.02(a).

None.

29.

SPA Section 9.01(e) with respect to defaults arising under the FFN Notes and the Second Lien Notes, solely to the extent such defaults have been duly waived pursuant to the Other Waivers and the amendment and waiver agreements with respect to the Subordinated Notes dated December 19, 2008 and March 20, 2009.

None.